Exhibit 10.1

FLUOR CORPORATION 2008 EXECUTIVE PERFORMANCE INCENTIVE PLAN

SECTION 1. Purpose of Plan

The purpose of this “Fluor Corporation 2008 Executive Performance Incentive Plan” (the “Plan”) of Fluor Corporation, a Delaware corporation, is to enable the Company, as defined in Section 2.2(a)(ii) hereof, to attract, retain and motivate its officers, executives, management and other key personnel, and to further align the interests of such persons with those of the shareholders of the Company, by providing for or increasing their proprietary interest in the Company.

SECTION 2. Administration of the Plan

2.1  Composition of Committee.  The Plan shall be administered by the Organization and Compensation Committee of the Board of Directors of the Company and/or by the Board of Directors of the Company or another committee of the Board of Directors of the Company, as appointed from time to time by the Board of Directors (any such administrative body, the “Committee”). The Board of Directors shall fill vacancies on, and may remove from or add members to, the Committee. The Committee shall act pursuant to a majority vote or unanimous written consent. If an award granted under the Plan (an “Award”) is intended to satisfy the conditions of Section 162(m)(4)(C) of the Internal Revenue Code of 1986, as amended (the “Code”), then approval of such grant shall be required to be made solely by Committee members who are an “outside director” as described in the Treasury regulations under Section 162(m). Notwithstanding the foregoing, with respect to any Award that is not intended to satisfy the conditions of Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or Code Section 162(m)(4)(C), the Committee may appoint one or more separate committees (any such committee, a “Subcommittee”) composed of one or more directors of the Company (who may but need not be members of the Committee) or officers of the Company who may but need not be members of the Board of Directors of the Company and may delegate to any such Subcommittee(s) the authority to grant Awards, as defined in Section 5.1 hereof, under the Plan to employees, to determine all terms of such Awards, and/or to administer the Plan or any aspect of it; provided, however, that if the Subcommittee is composed of one or more officers of the Company who are not members of the Board of Directors of the Company, the resolution so authorizing such Subcommittee shall specify the total number of Awards (if any) such Subcommittee may award pursuant to such delegated authority, and any such Award shall be subject to the form of award agreement theretofore approved by the Committee. Any action taken by a Subcommittee within the scope of such delegation shall be deemed for all purposes to have been taken by the Committee. The Committee hereby designates the Secretary of the Company and the head of the Company’s human resource function to assist the Committee in the administration of the Plan and execute agreements evidencing Awards made under this Plan or other documents entered into under this Plan on behalf of the Committee or the Company. In addition, the Committee may designate other Company employees to assist the Committee in the administration of the Plan, and may grant authority to such persons to execute agreements evidencing Awards made under this Plan or other documents entered into under this Plan on behalf of the Committee or the Company.

2.2  Powers of the Committee.  Subject to the express provisions of this Plan, the Committee shall be authorized and empowered to do all things necessary or desirable in connection with the administration of this Plan with respect to the Awards over which such Committee has authority, including, without limitation, the following:

(a)           to prescribe, amend and rescind rules and regulations relating to this Plan and to define terms not otherwise defined herein; provided that, unless the Committee shall specify otherwise, for purposes of this Plan: (i) the term “fair market value” shall mean, as of any date, the closing price per share at which the Shares (as defined in Section 3.1 hereof) are sold in the regular way on the New York Stock Exchange or, if no Shares are traded on the New York Stock Exchange on the date in question, then for the next preceding date for which Shares are traded on the New York Stock Exchange; and (ii) the term “Company” shall mean Fluor Corporation and its subsidiaries and affiliates, unless the context otherwise requires.

(b)           to determine which persons are Eligible Employees (as defined in Section 4 hereof), to which of such Eligible Employees, if any, Awards shall be granted hereunder, to make Awards under the Plan and to determine the terms of such Awards and the timing of any such Awards;

(c)           to determine the number of Shares subject to Awards and the exercise or purchase price of such Shares;

(d)           to establish and verify the extent of satisfaction of any performance goals applicable to granting Awards;

(e)           to prescribe and amend the terms of the agreements or other documents evidencing Awards made under this Plan (which need not be identical);

(f)            to determine the extent to which adjustments are required pursuant to Section 12 hereof;

(g)           to interpret and construe this Plan, any rules and regulations under the Plan and the terms and conditions of any Award granted hereunder, and to make exceptions to any such provisions in good faith and for the benefit of the Plan, Participants (as defined in Section 4 hereof) and the Company;

(h)           to approve corrections in the documentation or administration of any Award; and

(i)            to make all other determinations deemed necessary or advisable for the administration of the Plan.

2.3  Determinations of the Committee.  All decisions, determinations and interpretations by the Committee or the Board of Directors regarding the Plan shall be final and binding on all Eligible Employees and Participants, as defined in Section 4 hereof. The Committee or the Board of Directors, as applicable, shall consider such factors as it deems relevant, in its sole and absolute discretion, to making such decisions, determinations and interpretations including, without limitation, the recommendations or advice of any officer of the Company or Eligible Employee and such attorneys, consultants and accountants as it may select.

SECTION 3. Stock Subject to Plan

3.1  Aggregate Limits.  Subject to adjustment as provided in Section 12, at any time, the aggregate number of shares of the Company’s common stock, $0.01 par value (“Shares”), issued pursuant to all Awards (including all ISOs (as defined in Section 5.1 hereof)) granted under this Plan shall not exceed 5,500,000 (number of shares), plus the number of Shares subject to awards outstanding as of May 7, 2008 (the date of the Annual Shareholder’s Meeting) under the Company’s 2000 Executive Performance Incentive Plan, the Company’s 2001 Key Employee Performance Incentive Plan and the Company’s 2003 Executive Performance Incentive Plan (collectively, the “Prior Plans”) but which shares are not thereafter issued upon exercise or settlement of such awards; provided that the aggregate limit of the total number of Shares that may be issued under this Plan shall be further reduced by an additional three-quarters (3/4) of a Share for each Share issued upon settlement of an Award granted in terms of Shares under the Plan other than as a Stock Option or Stock Appreciation Right. The Shares to be utilized in the Plan may be either Shares reacquired by the Company, including Shares purchased in the open market, or authorized but unissued Shares.

3.2  Code Section 162(m) Limits.  The aggregate number of Shares subject to Stock Options or Stock Appreciation Rights granted under this Plan during any calendar year to any one Eligible Employee shall not exceed 750,000. The aggregate number of Shares issuable with respect to any Restricted Stock Awards,

Incentive Awards denominated in Shares or Stock Unit Awards (other than Shares issued or issuable upon exercise of Options or Stock Appreciation Rights) granted under this Plan during any calendar year to any one Eligible Employee shall not exceed 250,000. Notwithstanding anything to the contrary in the Plan, the foregoing limitations shall be subject to adjustment under Section 12 only to the extent that such adjustment will not affect the status of any Award intended to qualify as “performance based compensation” under Code Section 162(m).

3.3  Issuance of Shares.  For purposes of Section 3.1, the aggregate number of Shares issued under this Plan at any time shall equal only the number of Shares actually issued upon exercise or settlement of an Award. Notwithstanding the foregoing, Shares subject to an Award under the Plan (or an award under any of the Prior Plans) may not again be made available for issuance under this Plan if such Shares are: (i) Shares that were subject to a Stock Option or Stock Appreciation Right and were not issued upon the net settlement or net exercise of such Award, (ii) Shares used to pay the exercise price of a Stock Option, (iii) Shares delivered to or withheld by the Company to pay the withholding taxes related to an Award, or (iv) Shares repurchased on the open market with the proceeds of a Stock Option exercise. Shares subject to Awards that have been canceled, expired, forfeited or otherwise not issued under an Award and Shares subject to Awards settled in cash shall not count as Shares issued under this Plan.

SECTION 4. Persons Eligible Under Plan

Any person who is (i) an employee of the Company (within the meaning of Section 303A.08 of the New York Stock Exchange Listed Company Manual) and who also is an officer, key employee or member of the Executive Management Team (“EMT”), (ii) a prospective employee of the Company who is to be an officer, key employee or member of the EMT, (iii) a consultant to the Company, or (iv) an advisor of the Company (each, an “Eligible Employee”) shall be eligible to be considered for the grant of Awards. For purposes of this Plan, the Chairman of the Board’s status as an employee shall be determined by the Board of Directors. For purposes of determining eligibility for Awards, the term “Eligible Employee” shall also include a former Eligible Employee or any person (including any estate) who is a beneficiary of a former Eligible Employee. A “Participant” is any Eligible Employee to whom an Award has been made and any person (including any estate) to whom an Award has been assigned or transferred pursuant to Section 11.1.

SECTION 5. Plan Awards

5.1  Award Types.  The Committee, on behalf of the Company, is authorized under this Plan to enter into certain types of arrangements with Eligible Employees and to confer certain benefits to them (“Awards”). The following types of Awards are authorized under the Plan if granted according to the terms and conditions of the Plan: Stock Option (including Incentive Stock Options), Restricted Stock, Incentive and Stock Unit. These authorized types of Awards are defined as follows:

Stock Option Award:  A Stock Option is a right granted under Section 6 of this Plan to purchase a specified number of Shares at a specified exercise price, at such times, and on such other terms and conditions as are specified in or determined pursuant to the document(s) evidencing the Award (the “Option Agreement”). Stock Options intended to qualify as Incentive Stock Options (“ISOs”) pursuant to Code Section 422 and Stock Options that are not intended to qualify as ISOs (“Non-Qualified Stock Options” or “NQSOs”) may be granted.

Stock Appreciation Right Award:  A Stock Appreciation Right is a right granted pursuant to Section 7 of this Plan that entitles the Participant to receive, in cash or Shares or a combination thereof, as determined by the Committee, value equal to or otherwise based on the excess of (i) the fair market value of a specified number of Shares at the time of exercise over (ii) the exercise price of the right, as established by the Committee on the date of grant, and on such other terms and conditions as are specified in or determined pursuant to the document(s) evidencing the Award (the “Stock Appreciation Right Agreement”).

Restricted Stock Award:  A Restricted Stock Award is an award of Shares made under Section 8 of this Plan, the grant, issuance, retention and/or vesting of which is subject to such performance and other conditions as are expressed in the document(s) evidencing the Award (the “Restricted Stock Agreement”).

Incentive Award:  An Incentive Award is a bonus opportunity awarded under Section 9 of this Plan pursuant to which a Participant may become entitled to receive an amount payable either in cash, Shares or other property based on satisfaction of such performance criteria as are specified in the document(s) evidencing the Award (the “Incentive Bonus Agreement”).

Stock Unit Award:  A Stock Unit Award is an award of a right to receive the fair market value of a specified number of Shares made under Section 10 of this Plan, the grant, issuance price, retention and/or vesting of which is subject to such performance and other conditions as are expressed in the document(s) evidencing the Award (the “Stock Unit Agreement”).

5.2  Grants of Awards.  An Award may consist of one or two or more Award types made in any combination or in the alternative.

SECTION 6. Stock Option Awards

The Committee may grant a Stock Option or provide for the grant of a Stock Option, in the discretion of the Committee or automatically upon the occurrence of specified events previously established by the Committee including, without limitation, the achievement of performance goals, the satisfaction of an event or condition within the control of the recipient of the Award, within the control of others or not within any person’s control.

6.1  Option Agreement.  Each Option Agreement shall contain provisions regarding (a) the number of Shares which may be issued upon exercise of the Stock Option, (b) the purchase price of the Shares and the means of payment for the Shares, (c) the term of the Stock Option, (d) such terms and conditions of exercisability as may be determined by the Committee, (e) any restrictions on the transfer of the Stock Option, (f) forfeiture provisions, and (g) such further terms and conditions, consistent with the Plan as may be determined by the Committee. Option Agreements evidencing ISOs shall contain such terms and conditions as may be necessary to comply with the applicable provisions of Code Section 422.

6.2  Stock Option Price.  The purchase price per Share of the Shares subject to each Stock Option granted under the Plan shall equal or exceed 100% of the fair market value of such Stock on the date the Stock Option is granted, except that the Committee may specifically provide that the exercise price of a Stock Option may be higher or lower in the case of a Stock Option granted to employees of a company acquired by the Company in assumption and substitution of options held by such employees at the time such company is acquired. The assumption and substitution of options shall not result in discounted options subject to Section 409A.

6.3  Stock Option Term.  The “term” of each Stock Option granted under the Plan, including any ISOs, shall be stated in the Option Agreement but may not exceed ten (10) years from the date of its grant.

6.4  Stock Option Vesting.  Stock Options granted under the Plan shall be exercisable at such time and in such manner prior to the expiration of the Stock Option’s term as determined in the sole discretion of the Committee and evidenced in the terms of the Option Agreement. The Committee shall have the right to make the timing of the ability to exercise any Stock Option granted under the Plan subject to such performance requirements as deemed appropriate by the Committee. At any time after the grant of a Stock Option, the Committee may, in its sole discretion, reduce or eliminate any restrictions surrounding any Participant’s right to exercise all or part of the Stock Option, limited by the fact that a Stock Option shall first become exercisable upon satisfaction of such performance requirements as deemed appropriate by the Committee but in no case shall such Stock Option become fully exercisable prior to the twelfth (12th) month following its date of grant, other than as a result of the Participant’s death, disability or termination of employment, or a change of control of the Company.

6.5  Option Exercise.

(a)  Partial Exercise.  An exercisable Stock Option may be exercised in whole or in part. However, a Stock Option shall not be exercisable with respect to fractional Shares and the Committee may require, by the terms of the Option Agreement, that any partial exercise must be for a minimum number of whole Shares.

(b)  Manner of Exercise.  An exercisable Stock Option shall be deemed exercised (in whole or in part) only upon delivery to the Company representative designated by the Committee all of the following: (i) a notice of exercise (in such form as the Committee authorizes) specifying the number of Shares to be purchased by the Participant; (ii) payment or provision for payment of the exercise price (in compliance with Section 6.5(c) hereof) for such number of Shares; (iii) such representations and documents as the Committee, in its sole discretion, deems necessary or advisable to effect compliance with all applicable provisions of the Securities Act of 1933, as amended, and any other Federal, state or foreign securities laws or regulations; (iv) in the event that the Stock Option shall be exercised pursuant to Section 11.1 by any person or persons other than the Participant, appropriate proof of the right of such person or persons to exercise the Option; and (v) such representations and documents as the Committee, in its sole discretion, deems necessary or advisable to provide for tax withholding. Unless provided otherwise by the Committee, no Participant shall have any right as a shareholder with respect to any Shares purchased pursuant to any Stock Option until the registration of Shares in the name of the Participant, and no adjustment shall be made for dividends (ordinary or extraordinary, whether in cash, securities or other property) or distributions or other rights for which the record date is prior to the date such Shares are so registered.

(c)  Payment of Exercise Price.  To the extent authorized by the Committee, the exercise price of a Stock Option may be paid at the time established by the terms of the Option Agreement or at the time of exercise of the Stock Option in one or more of the following methods: (i) cash or certified or cashiers’ check; (ii) shares of Company capital stock that have been held by the Participant for such period of time as the Committee may specify; (iii) other property deemed acceptable by the Committee; (iv) a reduction in the number of Shares or other property otherwise issuable pursuant to such Stock Option; or (v) any combination of (i) through (iv).

6.6  No Repricing without Stockholder Approval.  Other than in connection with a change in the Company’s capitalization (as described in Section 12) the exercise price of a Stock Option may not be reduced without stockholder approval (including canceling previously awarded Stock Options and regranting them with a lower exercise price).

SECTION 7. Stock Appreciation Right Awards

Stock Appreciation Rights may be granted to Participants from time to time either in tandem with or as a component of other Awards granted under the Plan (“tandem Stock Appreciation Rights”) or not in conjunction with other Awards (“freestanding Stock Appreciation Rights”) and may, but need not, relate to a specific Stock Option granted under Section 6. The provisions of Stock Appreciation Rights need not be the same with respect to each grant or each recipient. Any Stock Appreciation Right granted in tandem with an Award may be granted at the same time such Award is granted or at any time thereafter before exercise or expiration of such Award. All freestanding Stock Appreciation Rights shall be granted subject to the same terms and conditions applicable to Stock Options as set forth in Section 6 and all tandem Stock Appreciation Rights shall have the same exercise price, vesting, exercisability, forfeiture and termination provisions as the Award to which they relate. Subject to the provisions of Section 6 and the immediately preceding sentence, the Committee may impose such other conditions or restrictions on any Stock Appreciation Right as it shall deem appropriate. Stock Appreciation Rights may be settled in Shares, cash or a combination thereof, as determined by the Committee and set forth in the applicable award agreement. Other than in connection with a change in the Company’s capitalization (as described in Section 12) the exercise price of Stock Appreciation Rights may not be reduced without stockholder approval (including canceling previously awarded Stock Appreciation Rights and regranting them with a lower exercise price).

SECTION 8. Restricted Stock Awards

Restricted Stock consists of an award of Shares, the grant, issuance, retention and/or vesting of which shall be subject to such performance conditions and to such further terms and conditions as the Committee deems appropriate.

8.1  Restricted Stock Award.  Each Restricted Stock Award shall reflect, to the extent applicable (a) the number of Shares subject to such Award or a formula for determining such, (b) the time or times at which Shares shall be granted or issued and/or become retainable or vested, and the conditions or restrictions on such Shares, (c) the performance criteria and required level of achievement relative to these criteria which shall determine the number of Shares granted, issued, retainable and/or vested, (d) the measuring period for determining achievement of performance, (e) forfeiture provisions, and (f) such further terms and conditions consistent with the Plan as may be determined from time to time by the Committee.

8.2  Restrictions and Performance Criteria.  The grant, issuance, retention and/or vesting of each Restricted Stock Award may be subject to such performance criteria and required level of achievement relative to these criteria as the Committee shall determine, which criteria may be based on financial performance, personal performance evaluations and/or completion of a specified period of service by the Participant. The grant, issuance, retention, vesting and/or settlement of any such Restricted Stock Award that is based on performance criteria and level of achievement relative to such criteria will be subject to a performance period of not less than one year, and the grant, issuance, retention, vesting and/or settlement of any such Restricted Stock Award that is based solely upon continued service and/or the passage of time may not vest or be settled in full prior to the thirty-sixth month following its date of grant, but may be subject to pro-rata vesting over such period, in each case, other than as a result of the Participant’s death, disability or termination of employment, or a change of control of the Company.

Notwithstanding anything to the contrary herein, the performance criteria for any Restricted Stock Award that is intended by the Committee to satisfy the requirements for “performance-based compensation” under Code Section 162(m) shall be a measure based solely on one or more Qualifying Performance Criteria (as defined in Section 11.2 hereof) selected by the Committee.

8.3  Timing of Award.  The Committee shall determine all specifics concerning the timing of any Restricted Stock Award.

8.4  Discretionary Adjustments.  Notwithstanding satisfaction of any required period of service or performance goals, the number of Shares granted, issued, retainable and/or vested under a Restricted Stock Award based on either financial performance or personal performance evaluations may be reduced by the Committee on the basis of such further considerations as the Committee in its sole discretion shall determine.

SECTION 9. Incentive Awards

Each Incentive Award will confer upon the Eligible Employee the opportunity to earn a future payment tied to a specified level of achievement with respect to one or more performance criteria for a specific performance period of not less than one year.

9.1  Incentive Award.  Each Incentive Award shall contain provisions regarding (a) the target and maximum amount payable to the Participant as an Incentive Award, (b) the performance criteria and required level of achievement relative to these criteria which shall determine the amount of such payment, (c) the period as to which performance shall be measured for establishing the amount of any payment, (d) the vesting of the Incentive Award, (e) restrictions on the alienation or transfer of the Incentive Award prior to actual payment, (f) forfeiture provisions, and (g) such further terms and conditions, consistent with the Plan as may be determined by the Committee. In establishing the provisions of Incentive Awards, the Committee may refer to categories of such Awards as parts of “Programs” or “Plans”, which names will not affect the applicability of this Plan. The maximum amount payable pursuant to that portion of an

Incentive Award granted under this Plan for any fiscal year to any Participant that is intended to satisfy the requirements for “performance based compensation” under Code Section 162(m) shall not exceed Five Million Dollars ($5,000,000).

9.2  Performance Criteria.  The Committee shall establish the performance criteria and required level of achievement relative to these criteria which shall determine the target, minimum and maximum amount payable under an Incentive Award, which criteria may be based on financial performance and/or personal performance evaluations. The Committee may specify the amount or percentage of the target Incentive Award that is intended to satisfy the requirements for “performance-based compensation” under Code Section 162(m). Notwithstanding anything to the contrary herein, the performance criteria for any portion of an Incentive Award that is intended by the Committee to satisfy the requirements for “performance-based compensation” under Code Section 162(m) shall be a measure based solely on one or more Qualifying Performance Criteria (as defined in Section 11.2 hereof) selected by the Committee and specified at the time required under Code Section 162(m).

9.3  Timing and Form of Payment.  An Incentive Award will be paid in a single lump sum payment in the year following vesting, but no later than 2 1/2 months following the year of vesting. The Committee may permit a Participant or the Company to elect for the payment of any Incentive Award to be deferred to a specified date or event in accordance with an election made pursuant to the Fluor Executive 409A Deferred Compensation Program. The Committee may specify the form of payment of Incentive Awards, which may be cash, shares, or other property.

9.4  Discretionary Adjustments.  Notwithstanding satisfaction of any performance goals, the amount paid under an Incentive Award based on either financial performance or personal performance evaluations may be reduced by the Committee on the basis of such further considerations as the Committee in its sole discretion shall determine.

SECTION 10. Stock Units

10.1  Stock Units.  A “Stock Unit” is a bookkeeping entry representing an amount equivalent to the fair market value of one Share, also sometimes referred to as a “restricted unit” or “shadow stock”. Stock Units represent an unfunded and unsecured obligation of the Company, except as otherwise provided for by the Committee.

10.2  Stock Unit Awards.  Each Stock Unit Award shall reflect, to the extent applicable (a) the number of Stock Units subject to such Award or a formula for determining such, (b) the time or times at which Stock Units shall be granted and/or become vested, and the conditions or restrictions on such Stock Units, (c) the performance criteria and required level of achievement relative to these criteria which shall determine the number of Stock Units granted, issued, retainable and/or vested, (d) the measuring period for determining achievement of performance, (e) forfeiture provisions, and (f) such further terms and conditions, in each case not inconsistent with the Plan as may be determined by the Committee.

10.3  Performance Criteria.  The grant, issuance, retention and or vesting of each Stock Unit may be subject to such performance criteria and required level of achievement relative to these criteria as the Committee shall determine, which criteria may be based on financial performance, personal performance evaluations and/or completion of a specified period of service by the Participant. The grant, issuance, retention, vesting and/or settlement of any such Stock Unit that is based on performance criteria and level of achievement relative to such criteria will be subject to a performance period of not less than one year, and the grant, issuance, retention, vesting and/or settlement of any such Stock Unit that is based solely upon continued service and/or the passage of time may not vest or be settled in full prior to the thirty-sixth month following its date of grant, but may be subject to pro-rata vesting over such period, in each case, other than as a result of the Participant’s death, disability or termination of employment, or a change of control of the Company.

Notwithstanding anything to the contrary herein, the performance criteria for any Stock Unit that is intended by the Committee to satisfy the requirements for “performance-based compensation” under

Code Section 162(m) shall be a measure based solely on one or more Qualifying Performance Criteria (as defined in Section 11.2 hereof) selected by the Committee and specified at the time the Stock Unit is granted.

10.4  Timing of Award.  The Committee shall determine all specifics concerning the timing of any Stock Unit Award.

10.5  Settlement of Stock Units.  The Committee may provide for Stock Units to be settled in cash and/or Shares. A Stock Unit Award will be settled in a single lump sum payment of cash and/or Shares in the calendar year following vesting, but no later than 2 1/2 months following the end of the calendar year of vesting. The Committee may permit a Participant or the Company to elect for the settlement of any Stock Unit Award to be deferred to a specified date or event in accordance with an election made pursuant to the Fluor Executive 409A Deferred Compensation Program. The amount of cash or Shares, to be distributed may, if the Stock Unit Agreement provides, be increased by an interest factor or by dividend equivalents, as the case may be, which may be valued as if reinvested in Shares. Until a Stock Unit is settled, the number of Shares represented by a Stock Unit shall be subject to adjustment pursuant to Section 12.

10.6  Discretionary Adjustments.  Notwithstanding satisfaction of any required period of service or performance goals, the number of Stock Units granted, issued, retainable and/or vested under a Stock Unit Award due to financial performance or personal performance evaluations may be reduced by the Committee on the basis of such further considerations as the Committee in its sole discretion shall determine.

SECTION 11. Other Provisions Applicable to Awards

11.1  Transferability.  Unless the agreement evidencing an Award (or an amendment thereto authorized by the Committee) expressly states that it is transferable as provided hereunder, no Award granted under the Plan, nor any interest in such Award, may be sold, assigned, conveyed, gifted, pledged, hypothecated or otherwise transferred in any manner, other than by will or the laws of descent and distribution, prior to the vesting or lapse of any and all restrictions applicable to an Award or any Shares issued under an Award. During a Participant’s lifetime, Stock Options and Stock Appreciation Rights may only be exercised by the Participant.

The Committee may in its sole discretion grant an Award or amend an outstanding Award to provide that the Award is transferable or assignable to a member or members of the Participant’s “immediate family”, as such term is defined under Exchange Act Rule 16a-1(e), or to a trust for the benefit solely of a member or members of the Participant’s immediate family, or to a partnership or other entity whose only owners are members of the Participant’s family, provided that following any such transfer or assignment the Award will remain subject to substantially the same terms applicable to the Award while held by the Participant, as modified as the Committee in its sole discretion shall determine appropriate, and the Participant shall execute an agreement agreeing to be bound by such terms.

11.2  Qualifying Performance Criteria.  For purposes of this Plan, the term “Qualifying Performance Criteria” shall mean any one or more of the following performance criteria, either individually, alternatively or in any combination, applied to either the Company as a whole or to a business unit, subsidiary or business segment, either individually, alternatively or in any combination, and measured either annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous years’ results or to a designated comparison group, in each case as specified by the Committee in the Award: (a) cash flow; (b) earnings (including gross margin, earnings before interest and taxes (“EBIT”), earnings before taxes (“EBT”), and net earnings); (c) earnings per share; (d) growth in earnings or earnings per share; (e) stock price; (f) return on equity or average stockholders’ equity; (g) total stockholder return; (h) return on capital; (i) return on assets or net assets; (j) return on investment; (k) revenue; (l) income or net income; (m) operating income or net operating income; (n) operating profit or net operating profit; (o) operating margin; (p) return on operating revenue; (q) market share; (r) contract awards or backlog; (s) overhead or other expense reduction; (t) growth in stockholder value relative to the two-year moving average of the S&P 500 Index; (u) growth in stockholder value relative to the two-year moving average of the Dow Jones Heavy Construction Index; (v) credit rating; (w) strategic plan development and implementation; (x) succession plan development and implementation; (y) retention of executive talent; (z) improvement in workforce diversity; (aa) return on average stockholders’ equity relative to the Ten Year Treasury Yield (as hereinafter defined); (bb) improvement in safety records; (cc) capital resource management plan development and implementation; (dd) improved internal financial controls plan development and implementation; (ee) corporate tax savings; (ff) corporate cost of capital reduction; (gg) investor relations program development and implementation; (hh) corporate relations program development and implementation; (ii) executive performance plan development and implementation; (jj) tax provision rate for financial statement purposes; (ll) growth in stock price; (mm) return on invested capital (ROIC); (nn) return on assets employed (ROAE); (oo) project gross margin (PGM) in earnings and in contract awards; (pp) project gross margin percentage in earnings and contract awards; (qq) project working capital; (rr) cost of cash; (ss) overhead leverage; (tt) ratio of earnings to fixed charges; and (uu) debt as a percentage of total capitalization.

To the extent determined by the Committee at the time an Award is granted, the Committee shall appropriately adjust any evaluation of performance under a Qualifying Performance Criteria to account for any of the following events that occurs during a performance period: (a) asset write-downs; (b) litigation or claim judgments or settlements; (c) the effect of changes in tax law, accounting principles or other such laws or provisions affecting reported results; (d) accruals for reorganization and restructuring programs; and (e) any extraordinary non-recurring items as described in Accounting Principles Board Opinion No. 30 and/or in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to stockholders for the applicable year.

The term “Ten Year Treasury Yield” shall mean, for any fiscal period, the daily average percent per annum yield for U.S. Government Securities—10 year Treasury constant maturities, as published in the Federal Reserve statistical release or any equivalent publication. Prior to the payment of any Award intended to qualify as “performance-based compensation” under Code Section 162(m) the Committee shall certify the extent to which any Qualifying Performance Criteria and any other material terms under such Award have been satisfied (other than in cases where the criteria relate solely to the increase in the value of the Company’s Common Stock).

11.3  Dividends.  Unless otherwise provided by the Committee, no adjustment shall be made in Shares issuable under any Award on account of cash dividends which may be paid or other rights which may be issued to the holders of Shares prior to their issuance under the Award. The Committee shall specify whether dividends or dividend equivalent amounts shall be paid to any Participant with respect to the Shares subject to an Award that has not vested or been issued or that is subject to any restrictions or conditions on the record date for dividends.

11.4  Agreements Evidencing Awards.  The Committee shall, subject to applicable law, determine the date an Award is deemed to be granted, which for purposes of this Plan shall not be affected by the fact that an Award is contingent on subsequent stockholder approval of the Plan. The Committee or its delegate(s), except to the extent prohibited under applicable law, may establish the terms of agreements evidencing Awards under this Plan and may, but need not, require as a condition to any such agreement’s effectiveness that such agreement be executed by the Participant and that the Participant agree to such further terms and conditions as specified in the agreement. The grant of an Award under this Plan shall not confer any rights upon the Participant holding such Award other than such terms, and subject to such conditions, as are specified in this Plan as being applicable to such type of Award (or to all Awards) or as are expressly set forth in the agreement evidencing such Award.

11.5  Tandem Stock or Cash Rights.  Either at the time an Award is granted or by subsequent action, the Committee may, but need not, provide that an Award shall contain as a provision thereof, a right, either in tandem with the other rights under the Award or as an alternative thereto, of the Participant to receive, without payment to the Company, a number of Shares, cash or a combination thereof, the amount of which is determined by reference to the value of the Award; provided, however, that the number of such rights granted under any Award shall not exceed the per Eligible Employee share limitation for such Award as set forth in Section 3.2.

11.6  Financing.  The Committee may in its discretion provide financing to a Participant in a principal amount sufficient to pay the exercise price associated with an Award and/or to pay any required tax withholding with respect to any Award. Any such loan shall be subject to all applicable legal requirements and restrictions pertinent thereto, including Regulation G promulgated by the Federal Reserve Board. The grant of an Award shall in no way obligate the Company or the Committee to provide any financing whatsoever in connection with the Award.

SECTION 12. Changes in Capital Structure

If the outstanding securities of the class then subject to this Plan are increased, decreased or exchanged for or converted into cash, property or a different number or kind of shares or securities, or if cash, property or shares or securities are distributed in respect of such outstanding securities, in either case as a result of a reorganization, merger, consolidation, recapitalization, restructuring, reclassification, dividend (other than a regular, quarterly cash dividend) or other distribution, stock split, reverse stock split, spin-off or the like, or if substantially all of the property and assets of the Company are sold, then, the Committee shall make appropriate and proportionate adjustments in (i) the number and type of shares or other securities or cash or other property that may be acquired pursuant to outstanding Awards under this Plan and the exercise or settlement price of such Awards; provided, however, that any such adjustment shall be made in such a manner that will not affect the status of any Award intended to qualify (A) as an ISO under Code Section 422, (B) as exempt from coverage under Code Section 409A, or (C) as “performance based compensation” under Code Section 162(m), and (ii) the maximum number and type of shares or other securities that may be issued pursuant to such Awards thereafter granted under this Plan.

SECTION 13. Change of Control

13.1  Effect of Change of Control.  The Committee may through the terms of the Award or otherwise provide that any or all of the following shall occur, either immediately upon the Change of Control or a Change of Control Transaction, or upon termination of the Eligible Employee’s employment within twenty-four (24) months following a Change of Control or a Change of Control Transaction: (a) in the case of an Option, the Participant’s ability to exercise any portion of the Option not previously exercisable; (b) in the case of an Incentive Award, the right to receive a payment equal to the target amount payable or, if greater, a payment based on performance through a date determined by the Committee prior to the Change of Control; and (c) in the case of Shares issued in payment of any Incentive Award, and/or in the case of Restricted Stock or Stock Units, the lapse and expiration of any conditions to the grant, issuance, retention, vesting or transferability of, or any other restrictions applicable to, such Award. The Committee also may, through the terms of the Award or otherwise, provide for an absolute or conditional exercise, payment or lapse of conditions or restrictions on an Award which shall only be effective if, upon the announcement of a Change of Control Transaction, no provision is made in such Change of Control Transaction for the exercise, payment or lapse of conditions or restrictions on the Award, or other procedure whereby the Participant may realize the full benefit of the Award.

13.2  Definitions.  Unless the Committee or the Board shall provide otherwise, “Change of Control” shall mean an occurrence of any of the following events: (a) a third person, including a “group” as defined in Section 13(d)(3) of the Exchange Act, acquires shares of the Company having twenty-five percent or more of the total number of votes that may be cast for the election of directors of the Company; (b) as the result of any cash tender or exchange offer, merger or other business combination, or any combination of the foregoing transactions (a “Transaction”), the persons who were directors of the Company before the Transaction shall cease to constitute a majority of the Board of the Company or any successor to the Company; or (c) such other events as the Committee or the Board from time to time may specify. “Change of Control Transaction” shall include any tender offer, offer, exchange offer, solicitation, merger, consolidation, reorganization or other transaction that is intended to or reasonably expected to result in a Change of Control.

SECTION 14. Taxes

14.1  Withholding Requirements.  The Committee may make such provisions or impose such conditions as it may deem appropriate for the withholding or payment by the Eligible Employee or Participant, as appropriate, for any taxes required as a result of any Awards granted under this Plan, and a Participant’s rights in any Award are subject to satisfaction of such requirements.

14.2  Payment of Withholding Taxes.  Notwithstanding the terms of Section 14.1 hereof, the Committee may provide in the agreement evidencing an Award or otherwise that all or any portion of the required withholding for taxes by the Company or, if permitted by the Committee, desired to be withheld by the Participant, in connection with the exercise of a Stock Option or Stock Appreciation Right or the exercise, vesting, settlement or transfer of any other Award shall be paid or, at the election of the Participant, may be paid by the Company with cash or shares of the Company’s capital stock otherwise issuable or subject to such Award, or by the Participant delivering previously owned shares of the Company’s capital stock, in each case having a fair market value equal to the amount required or elected to be withheld or paid. Any such elections are subject to such conditions or procedures as may be established by the Committee and are subject to Committee approval.

SECTION 15. Amendments or Termination

The Board of Directors may amend, alter or discontinue the Plan or any agreement evidencing an Award made under the Plan, but any such amendment shall be subject to approval of the shareholders of the Company to the extent required by law or by any applicable listing standard of the New York Stock Exchange or other securities exchange or stock market where the Company has listed the Shares. In addition, unless approved by a majority of the shareholders of the Company present in person or by proxy and actually voting, no such amendment shall be made that would:

(a)           materially increase the maximum number of Shares for which Awards may be granted under the Plan, other than an increase pursuant to Section 12 (“Changes in Capital Structure”);

(b)           reduce the price at which Stock Options or Stock Appreciation Rights may be granted, as described in Section 6.2;

(c)           reduce the exercise price of outstanding Stock Options or Stock Appreciation Rights;

(d)           extend the term of the Plan; or

(e)           change the class of persons eligible to be Participants.

After the date of a Change of Control, no amendment to the Plan or any agreement evidencing an Award made under the Plan shall be effected that impairs the rights of any Award holder, without such holder’s consent, under any Award granted prior to the date of the Change of Control.

SECTION 16. Compliance with Other Laws and Regulations

The Plan, the grant and exercise of Awards hereunder, and the obligation of the Company to sell, issue or deliver Shares under such Awards, shall be subject to all applicable Federal, state and foreign laws, rules and regulations and to such approvals by any governmental or regulatory agency as may be required. The Company shall not be required to register in a Participant’s name or deliver any Shares prior to the completion of any registration or qualification of such Shares under any Federal, state or foreign law or any ruling or regulation of any government body which the Committee shall, in its sole discretion, determine to be necessary or advisable. This Plan is intended to constitute an unfunded arrangement for a select group of management or other key employees.

No Stock Option or Stock Appreciation Right shall be exercisable unless a registration statement with respect to the Stock Option or Stock Appreciation Right has been made and is in effect or the Company has determined that such registration is unnecessary. Unless the Awards and Shares covered by this Plan have been registered under the Securities Act of 1933, as amended, or the Company has determined that such registration is unnecessary, each person receiving an Award and/or Shares pursuant to any Award may be required by the Company to give a representation in writing that such person is acquiring such Shares for his or her own account for investment.

SECTION 17. Award Grants by Subsidiaries

In the case of a grant of an Award to any Participant employed by a subsidiary or affiliate, such grant may, if the Committee so directs, be implemented by the Company issuing any subject Shares to the subsidiary or affiliate, for such lawful consideration as the Committee may determine, upon the condition or understanding that the subsidiary or affiliate will transfer the Shares to the Participant in accordance with the terms of the Award specified by the Committee pursuant to the provisions of the Plan. Notwithstanding any other provision hereof, such Award may be issued by and in the name of the subsidiary or affiliate and shall be deemed granted on such date as the Committee shall determine.

SECTION 18. No Right to Company Employment

Nothing in this Plan or as a result of any Award granted pursuant to this Plan shall confer on any individual any right to continue in the employ of the Company or interfere in any way with the right of the Company to terminate an individual’s employment at any time. The Award agreements may contain such provisions as the Committee may approve with reference to the effect of approved leaves of absence by the Participant receiving the Award.

SECTION 19. Effectiveness and Expiration of Plan

The Plan shall be effective on the date the Board of Directors adopts the Plan. No Stock Option Award, Stock Appreciation Right Award, Restricted Stock Award, Incentive Award or Stock Unit Award shall be granted pursuant to the Plan more than ten (10) years after the effective date of the Plan.

SECTION 20. Non-Exclusivity of the Plan

Neither the adoption of the Plan by the Board of Directors nor the submission of the Plan to the shareholders of the Company for approval shall be construed as creating any limitations on the power of the Board of Directors or the Committee to adopt such other incentive arrangements as it or they may deem desirable, including without limitation, the granting of restricted stock or stock options otherwise than under the Plan, and such arrangements may be either generally applicable or applicable only in specific cases.

SECTION 21. Governing Law

This Plan and any agreements hereunder shall be interpreted and construed in accordance with the laws of the State of Delaware and applicable Federal law. The Committee may provide that any dispute as to any Award shall be presented and determined in such forum as the Committee may specify, including through binding arbitration. Any reference in this Plan or in the agreement evidencing any Award to a provision of law or to a rule or regulation shall be deemed to include any successor law, rule or regulation of similar effect or applicability.